EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264269) and Form S-8 (No. 333-265729, No. 333-225135 and No. 333-192990) of FS Bancorp, Inc. (the Company), of our report dated March 17, 2025, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

/s/ Moss Adams LLP

Everett, Washington

March 19, 2025